Exhibit 10.59

Baker Hughes Incorporated	2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
P.O. Box 4740
February 25, 2009	Houston, Texas 77210-4740
Tel 713 439-8600
Fax 713 439-8699
Mr. David Barr
35 Southgate
The Woodlands, Texas 77380
Dear David:
As we have agreed, your employment with Baker Hughes Incorporated (hereinafter referred to as the “Company”) will terminate upon your retirement from the Company on April 30, 2009. The purpose of this letter (the “Agreement”) is to set forth certain agreements and understandings regarding, among other things:
•	The termination of your employment;

•	Certain benefits the Company has agreed to provide to you upon termination of your employment;

•	Your agreement to certain obligations of confidentiality and cooperation; and

•	Your release of any and all claims against the Company.
When you and I have signed this Agreement, it will constitute a complete agreement on all of these issues.
1.	TERMINATION OF EMPLOYMENT:

You have decided to retire and resign your position as an officer of the Company on April 30, 2009 (the “Effective Date”). Your employment terminates as of the Effective Date.

2.	SEPARATION BENEFITS:

The Company will provide you with two kinds of separation benefits at the time of your termination, regular separation benefits to which you are entitled as a result of your termination and enhanced separation benefits which are being offered to you in recognition of your specialized knowledge, and of your position as an officer of the Company. You will receive the regular separation benefits even if you decline to sign this Agreement and execute the release of claims. These benefits are described in Exhibit A attached hereto.

3.	COVENANTS:

In consideration of the Consulting Agreement between the Company and you effective May 1, 2009, you agree to the following:
     (a) Non-Solicitation
Following the Effective Date, and for a period of 18 months thereafter, you shall not, directly or indirectly:
     (1) interfere with the relationship of the Company or any affiliate with, or endeavor to entice away from the Company or any affiliate, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its affiliates;
     (2) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its affiliates, if such business is or will compete with the Company or any of its affiliates (provided that it shall not be a violation of this covenant for you to take any action to the extent that the Company agrees to permit such action in accordance with the provisions of Section 13 of the Consulting Agreement); or;
     (3) employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.
     (b) Cooperation and Assistance
Definition of Cooperation — As used in this Agreement, “cooperate” and “cooperation” includes making yourself available in response to all reasonable requests by the Company or the Securities and Exchange Commission (“SEC”) or Department of Justice (“DOJ”) for information, whether the request is informal or formal (e.g., in response to a subpoena in a legal proceeding), and includes fully, completely, and truthfully answering questions or providing testimony in any related proceeding, civil or criminal.
Agreement to Cooperate — You agree, acknowledge, represent and warrant that:
     (1) you are aware that the Company has been under investigation by the SEC and the DOJ;
     (2) you have (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secretion of any information, in any form, including but not limited to documents and emails (“documentation”), that might be relevant to any investigation referenced in subsection 3(a)(1) above; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of any such investigation that have been posed to you by employees, representatives of the Company, or any government agency;
     (3) for a period of two (2) years after the Effective Date, upon reasonable request, you will cooperate fully with the Company and its affiliates, past or present, in connection with any internal investigation initiated by the Company, its affiliates, and any successors in interest, as well as with any external investigation initiated by any government or agency or instrumentality thereof in accordance with the Company’s Internal Investigations Policy and Cooperation with Government Investigations Policy;
     (4) for a period of two (2) years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor-in-interest, you will provide all documentation and information in your possession, custody, or control that is related to any internal or external investigation of the Company and its affiliates;
     (5) after two (2) years after the Effective Date, you agree upon request to provide continuing reasonable cooperation with the Company or any of its affiliates in responding to internal or governmental investigations.
All reasonable expenses you incur in rendering cooperation under this subsection 3(b) will be reimbursed by the Company.
(c) Confidentiality
Confidential Information — During the course of your employment with the Company, you have had access and received confidential information. You are obligated to keep confidential all such confidential information for a period of not less than one (1) year following the Effective Date of this Agreement. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of trade secrets and other intellectual property is unending. As an exception to this confidentiality obligation you may disclose the confidential information (i) in connection with enforcing your rights under any plan relevant to the terms of this Agreement, or if compelled by law, and in either case, you shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.
(d) Property
Agreement to Return Company Property — Immediately prior to the Effective Date, or such earlier date as the Company may reasonably determine appropriate, you will return to the Company all Company property in your possession, including but not limited to, computers, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree and hereby certify that you have returned, or will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates. You further agree that should it subsequently be determined by the Company that, notwithstanding the foregoing certification, you have inadvertently failed to return all proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates, you will be obligated to promptly return to the Company such proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates.
4.	RELEASE OF CLAIMS:

You hereby acknowledge that your relationship with the Company is an “at-will employment relationship,” meaning that either you or the Company could terminate the relationship with or without notice and or without cause, at any time. Nevertheless, in consideration for the Consulting Agreement and the enhanced separation benefits described in Exhibit A of this Agreement, you hereby provide the Company with an irrevocable and unconditional release and discharge of claims.

This release and discharge of claims applies to (i) Baker Hughes Incorporated, (ii) to each and all of its subsidiaries and affiliated companies, (collectively, “the Company”), (iii) to the Company’s officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, whether or not acting in the course and scope of employment, and (iv) to all persons acting by, through, under, or in concert with any of the foregoing persons or entities.

The claims subject to this release include, without limitation, any and all claims related or in any manner incidental to your employment with the Company or the termination of that employment relationship. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and the termination of your employment. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause or cause of action; and regardless of the forum in which it might be brought. This release applies to any claims brought by any person or agency on behalf of you or any class action pursuant to which you may have any right or benefit.

You promise never to file a lawsuit asserting any claims that are released by you and further promise not to accept any recoveries or benefits which may be obtained on your behalf by any other person or agency or in any class action and do hereby assign any such recovery or benefit to the Company. If you sue the Company in violation of this Agreement, you shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Additionally, if you sue the Company in violation of this Agreement, the Company can require you to return all monies and other benefits paid to you pursuant to this Agreement.

Notwithstanding the foregoing, the release contained herein shall not apply to (i) any rights that you may have under the Company’s retirement plans including the Baker Hughes

Incorporated Pension Plan and the Baker Hughes Incorporated Thrift Plan, (ii) any rights you may have under this Agreement, (iii) your right under applicable law (i.e., the COBRA law) to continued medical insurance coverage at your expense, and (iv) your statutory right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights (“TCHR”), to participate in an EEOC or TCHR investigation or proceeding, or to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626(f)(4).

In connection with this release, you understand and agree that:
(a) You have a period of 21 days within which to consider whether you execute this Agreement, that no one hurried you into executing this Agreement during that 21 day period, and that no one coerced you into executing this Agreement;
(b) You have carefully read and fully understand all the provisions of the release set forth in Section 4 of this Agreement, and declare that the Agreement is written in a manner that you understand;
(c) You are, through this Agreement, releasing the Company from any and all claims you may have against the Company and the other parties specified above, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f);
(d) You declare that your agreement to all of the terms set forth in this Agreement is knowing and voluntary;
(e) You knowingly and voluntarily intend to be legally bound by the terms of this Agreement;
(f) You acknowledge that the Company is hereby advising you in writing to consult with an attorney of your choice prior to executing this Agreement; and
(g) You understand that rights or claims that may arise after the date this Agreement is executed are not waived. You understand that you have a period of seven days to revoke your agreement to give the Company a complete release in exchange for separation benefits, and that you may deliver notification of revocation by letter or facsimile addressed to the Company’s Senior Labor and Employment Counsel. You understand that this will not become effective and binding, and that none of the separation benefits described above in Section 2 of this Agreement will be provided to you until after the expiration of the revocation period. The revocation period commences when you execute this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which you execute this Agreement. You understand that if you do not deliver a written notice of revocation to the Company’s Senior Labor and Employment Counsel before the end of the seven-day period described above, this Agreement will become final, binding and enforceable.

The Company’s decision to offer the Consulting Agreement and the enhanced separation benefits in exchange for a release of claims shall not be construed as an admission by the Company of (i) any liability whatsoever, (ii) any violation of any of your rights or those of any person, or (iii) any violation of any order, law, statute, duty, or contract. The Company specifically disclaims any liability to you or to any other person for any alleged violation of any rights possessed by you or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

You represent and acknowledge that in executing this Agreement you do not rely and have not relied upon any representation or statement made by the Company, or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the release set forth in this Agreement, other than those specifically stated in this Agreement.

The release set forth in this Section 4 of this Agreement shall be binding upon you, and your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company as defined above. You expressly warrant that you have not assigned, transferred or sold to any person or entity any rights, causes of action, or claims released in this Agreement.

5.	D&O INSURANCE AND INDEMNIFICATION RIGHTS:

This Agreement shall in no way diminish or otherwise affect any of your rights under that Indemnification Agreement between you and the Company made and executed December 3, 2003, as amended January 1, 2009, and such agreement shall remain in full force and effect.

6.	MISCELLANEOUS:

Exclusive Rights and Benefits — Except as otherwise provided in this Agreement, the benefits described in this Agreement supersede, negate and replace any other benefits owed to or offered by the Company to you. This Agreement will be administered by the Company’s Senior Labor and Employment Counsel, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company’s Senior Labor and Employment Counsel.

Entire Agreement — This Agreement sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this Agreement, and that entire, integrated agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this Agreement.

Exclusive Choice of Law and Arbitration Agreement — This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising out of or under this Agreement, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. This arbitration agreement applies to any disputes arising under (i) the common law, (ii) federal or state statutes, laws or regulations, and also to (iii) any dispute about the arbitrability of any claim or controversy. You further agree to hold knowledge of the existence of any dispute or controversy subject to this Agreement to arbitrate, completely confidential. You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules governing employment disputes and the arbitrator shall have full authority to award or grant all remedies provided by law. The arbitrator will have the discretion to permit discovery that the arbitrator deems appropriate for a full and fair hearing. The arbitrator will issue a reasoned award, and the award of the arbitrator shall be final and binding. A judgment upon the award may be entered and enforced by any court having jurisdiction. Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by you and the Company by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that you have violated any provision of Section 3 of this Agreement. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release set forth in Section 4 of this Agreement, with any appropriate state or federal agency.

Severability and Headings — The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

Please initial each page and sign below.
ENTERED INTO in Houston, Texas as of the 25th day of February, 2009.
BAKER HUGHES INCORPORATED

By:	/s/ Chad C. Deaton

Chad C. Deaton
Chairman, President and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 25th day of February, 2009.

By:	/s/ David H. Barr

David H. Barr

Exhibit A
David Barr
Summary of Compensation and Benefits
April 2009
Retirement Effective Date: April 30, 2009
Regular Separation Benefits
Health & Welfare Programs
     As you are participating in medical, dental, and/or vision coverage for yourself and your eligible dependent(s), all active coverage will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under COBRA (Consolidated Omnibus Benefits Reconciliation Act), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and make the required premium payments.
     As an alternative to COBRA continuation of benefits, you have the option of enrolling in the Retiree Medical Program based on your age and years of service. If you select this option, the Benefits Center will send you a packet regarding continuation of benefits, and you and/or your eligible dependent(s) may elect to continue coverage. Your retiree medical premiums are subsidized by the Company and will be billed to you by the Benefits Center. You will be solely responsible for payment of the retiree premiums for both yourself and your covered dependents, if any. You can also contact the Benefits Center directly at 1-866-244-3539 for more information and to answer any questions. All other health and welfare benefits end as of the Effective Date.
Retirement Programs
Thrift Plan
     You have the option of leaving your money in the Baker Hughes Incorporated Thrift Plan, or you may request a distribution of your account balance at any time after the Effective Date.
Pension Plan
     You have the option of leaving your money in the Baker Hughes Incorporated Pension Plan, or you may request a distribution of your Pension Plan benefit at any time after the Effective Date.
Supplemental Retirement Plan
     Your vested account balance will be paid out according to your elections previously submitted and the terms of the Baker Hughes Incorporated Supplemental Retirement Plan (“SRP”).
ICP Bonus
     Your 2008 ICP bonus will be paid in accordance with the provisions of the ICP and your applicable election (if any) under the SRP. You will be eligible to receive a prorated ICP bonus for the 2009 fiscal year based upon your length of service (4/12ths) during the 2009 fiscal year at the same time as other employees.

2009 Bonus at EV (56%)	$252,000
Value of Bonus	$84,000
(prorated four months)

1

Discretionary Bonus
     You will be eligible to receive a discretionary bonus based on the achievement of non-financial performance goals in an amount no less than the average bonus paid to other participants.

Target Bonus at EV (14%)	$63,000
Value of Bonus	$21,000
(prorated four months)
Long-Term Incentives
Stock Options
     All of your previously granted options will become fully vested upon your Retirement Date (to the extent they are not already fully vested) and may be exercised in accordance with the terms of the grants. Options granted in or after 2004 expire five years from your retirement date. You are not eligible for any future equity awards.

				Options
Grant	Grant	Options	Grant	Out-
Date	Date	Granted	Price	Standing
7/27/2005	NQ	14,750	$56.21	4,917
1/25/2006	ISO	1,332	$75.06	1,332
1/25/2006	NQ	6,538	$75.06	6,538
7/27/2006	NQ	7,870	$80.73	7,870
1/24/2007	ISO	1,459	$68.54	1,459
1/24/2007	NQ	6,722	$68.54	6,722
7/25/2007	NQ	10,191	$82.28	10,191
1/23/2008	ISO	1,430	$69.92	1,430
1/23/2008	NQ	9,244	$69.92	9,244
8/11/2008	NQ	9,716	$77.20	9,716
1/21/2009	NQ	43,136	$29.18	43,136
1/21/2009	ISO	3,427	$29.18	3,427

		115,815		105,982
Performance Unit Awards
     You will receive a prorated portion of the Performance Units awarded to you under the 2002 D&O Plan in 2007, but you will forfeit 1,213 Performance Units awarded in 2007. You will also receive a prorated portion of the Performance Units awarded to you under the 2002 D&O Plan in 2008, but you will forfeit 4,014 Performance Units awarded in 2008. Depending on results achieved, you will be eligible to receive a prorated award based on actual results as defined in the terms and conditions of the Performance Unit Award Agreements provided with each grant of Performance Units in 2007 and in 2008. Payments for the 2006 awards are scheduled for March 13, 2009. You will not receive any further awards under the 2002 D&O Plan.

				Adjusted
Grant		Cycle End	Days in	Performance
Date	Units	Date	Plan	Units
1/25/2006	4,125	12/31/2008	full cycle	4,125
1/24/2007	5,403	12/31/2009	850	4,190
1/23/2008	7,200	12/31/2010	485	3,186

	16,728			11,501
Perquisites
     All perquisites terminate as of the Effective Date and you will receive no perquisite payments for any period after the Effective Date. The Company will make arrangements to transfer your country club membership from a corporate membership to a personal membership.

2

Vacation
     You will be paid for any accrued but unused 2009 vacation. You will not accrue further vacation following the Effective Date.
Final Expenses
     The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such an expense account reimbursement request will be reviewed and paid in accordance with Company policy.
Enhanced Separation Benefits
Restricted Stock
     You have been awarded 5,984 shares of restricted stock under the 2002 D&O Plan that are scheduled to vest after the Effective Date. As an enhanced separation benefit, the Company agrees that a total of 5,984 restricted shares that would otherwise vest after the Effective Date, will vest as of the Effective Date. Unless you elect otherwise by remitting to the Company cash in an amount necessary to satisfy the Company’s tax withholding obligation arising with respect to the vesting of your restricted stock, the Company shall satisfy its tax withholding obligation by withholding shares with a fair market value equal to the withholding obligation.

Grant	Shares
Date	Granted	Vested	Unvested
1/24/2007	5,078	3,385	1,693
1/23/2008	6,436	2,145	4,291

	11,514	5,530	5,984

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